EXHIBIT 5
SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on January 16, 2020. All such transactions were sales effected in the open market.

Trade Date	Buy/Sell	No. of Shares/Quantity	Unit Cost(1)	Security

12/4/2019	Sell	1,000(2)	$3.20	Call Option
12/13/2019	Sell	38,895	$60.00	Common Stock
12/16/2019	Sell	1,150	$60.70(3)	Common Stock
12/17/2019	Sell	7,068	$60.57(4)	Common Stock
12/18/2019	Sell	14,767	$60.17(5)	Common Stock
12/19/2019	Sell	9,000	$60.33(6)	Common Stock
1/14/2020	Sell	330,000	$58.94(7)	Common Stock
1/14/2020	Buy	1,000	$4.30	Call Option

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(1) Amounts reported exclude brokerage commissions and other costs of execution.
(2) Each contract having a 100 multiplier.
(3) The price reported is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $60.45 to $60.76, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 3.
(4) The price reported is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $60.50 to $60.64, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 4.
(5) The price reported is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $60.09 to $60.31, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 5.
(6) The price reported is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $60.25 to $60.44, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 6.
(7) The price reported is a weighted average price. These Shares were sold in transactions through a broker-dealer at prices ranging from $58.89 to $59.58, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the SEC, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 7.